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                                                                 EXHIBIT 23



             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the prospectuses constituting part of these Registration Statements on Form S-3 (No. 33-60406, No. 33-59237, No. 33-47289, No.
33-39466 and No. 33-57167) and on Form S-8 (No. 33-45525, No. 33-50260, No.
33-45074 and No. 33-52094) of UtiliCorp United Inc. of our report dated November 10, 1995, which is included in this Form 8-K/A. It should be noted that we have not audited any financial statements of United Energy Limited subsequent to June 30, 1995, or performed any audit procedures subsequent to the date of our report.


Melbourne, Australia                       ARTHUR ANDERSEN
  March 29, 1996